Exhibit 99.1

Event ID:	4181052
Culture:	en-US
Event Name:	Q3 2011 National Mentor Holdings, Inc. Earnings Conference Call
Event Date:	2011-08-23T15:00:00 UTC
P: Operator;;
C: Ned Murphy;National Mentor Holdings, Inc.;CEO
C: Bruce Nardella;National Mentor Holdings, Inc.;President and COO
C: Denis Holler;National Mentor Holdings, Inc.;EVP and CFO
P: Todd Corsair;UBS;Analyst
P: Elie Radinsky;BTIG;Analyst
+++ presentation
Operator: Good day, ladies and gentlemen, and welcome to the Q3 2011 National Mentor Holdings Inc. earnings conference call. My name is [Justania], and I’ll be your coordinator for today. At this time, all participants are in listen-only mode. We will be facilitating a question-and-answer session toward the end of today’s conference.
(Operator Instructions)
As a reminder, this conference is being recorded for replay purposes. I will now turn the presentation over to your host for today’s conference, Ned Murphy, CEO of National Mentor Holdings. Please proceed, sir.
Ned Murphy: Thank you, [Justania]. Welcome to all of the participants in this call which covers the third quarter ending June 30, 2011. I’m here in our office in Boston with Bruce Nardella, the Company’s President and Chief Operating Officer, and Denis Holler, the Company’s Chief Financial Officer.
I’d like to begin by providing legally required information. We provided notice of this call in a public news release distributed through the financial media. In addition, on August 15, 2011, we issued a news release through the financial media summarizing our financial results for the quarter ended June 30, 2011, and filed our 10-Q with the Securities and Exchange Commission. The news release and the 10-Q were also posted on our Investor Relations website at TMNfinancials.com.
Although it’s not our intention to provide forward-looking statements, I have to inform you that comments on this call may contain forward-looking statements. Such statements involve a number of risks and uncertainties that could cause actual results to differ materially from any such forward-looking statement including the risks and uncertainties discussed in the note regarding forward-looking statements and risk factors included in our filings with the Securities and Exchange Commission.
We may also discuss certain non-GAAP financial measures during this call. I would refer you to our press release of August 15 and to our Investor Relations website, TMNfinancials.com, for comparable GAAP measures. And while some people on this call receive non-public information about our Company, it’s our intention to address only public information during this call.

I’d like to turn to our financial results. Revenues for the third quarter were $271.2 million, an increase of $12.4 million, or 4.8% over revenues for the third quarter ended June 30, 2010. Adjusted EBITDA for the third quarter was $30.3 million, an increase of $1.9 million, or 6.8% compared to adjusted EBITDA for the third quarter of fiscal 2010. Income from operations for the third quarter was $8.3 million, a decrease of $4 million as compared to the prior year.
The financial performance year-to-date through June 30, revenues were $803.6 million, an increase of $45.3 million, or 6% over revenues for the 9 months ended June 30, 2010. Year-to-date adjusted EBITDA was $87.6 million, an increase of $7.3 million, or 9.1% compared to the adjusted EBITDA for the first 9 months of the prior fiscal year. Year-to-date income from operations was $29.7 million, a decrease of $4.6 million as compared to the prior period.
I’d like to turn now to the state budget and rate climate in which the Company is operating. Throughout the first 3 quarters of fiscal 2011, the rate environment remains stable with a couple of small exceptions as state tax revenues continue to rebound. Preliminary figures for April and May for 45 states showed that revenue growth was 12.5% compared to the same month in 2010. This growth combined with the more conservative revenue forecast produced expenditures as well as — excuse me — reduced expenditures as well as tax and fee increases, resulted in at least 13 states reporting year-end surpluses including the states of Indiana and Ohio which are significant for our Company.
However, this rebound has been tempered by the expiration of the enhanced federal Medicaid funding that expired after June 30, 2011, as well as the economic and political uncertainty that has made headlines in recent weeks.
The good news is that with the passage of budgets for state fiscal year 2012, which began July 1 in most states, state governments have addressed the expiration of the enhanced Medicaid funding and an aggregate budget gap that exceeded for the fourth consecutive year $110 billion. The bad news is that, as expected, several of those budgets included rate or funding reductions for our services, most notably in the states of Arizona, Florida, California, Minnesota, and Oregon although some of those — some of the reductions have not yet been finalized in Arizona and California. The revenue lost as a result of these reductions, however, will be in part offset by increases we will receive in some states. In the aggregate, we view the rate picture as flat to down approximately 0.5% across the country.
The stability of our rates for the balance of the fiscal year 2012 will be tied to the performance of the economy and state revenue collections. The limited state revenue data available for the months of June and July is fairly positive but some pockets of concern in California and New Jersey. Of course, as we keep an eye on the state revenue collections, we will also follow closely the work of the bipartisan debt committee that has been established to identify measures to reduce the federal deficit by $1.5 trillion over the next 10 years.

We are pleased that Medicaid is exempt from the nearly $1 trillion in cuts included in the legislation to raise the federal debt ceiling as well as the automatic cuts that are to be implemented if the Congress does not pass a deficit reduction plan by December 23. However, the debt committee will undoubtedly consider changes to Medicaid as it considers all avenues to achieve the $1.5 trillion in deficit reduction. And we will be monitoring their work closely and advocating as appropriate on behalf of our programs and those we serve.
At this point, I’d like to turn the call over to Bruce Nardella, the Company’s President and Chief Operating Officer, for more color on the quarter. Bruce?
Bruce Nardella: Thanks, Ned. We completed 2 acquisitions in the third quarter. On June 1, we completed the acquisition of Inclusive Solutions, a provider of community-based services for individuals with intellectual and developmental disabilities in the state of Ohio.
And then on June 23, we completed the acquisition of Communicare, a Florida provider of health, rehabilitation, and residential services primarily for individuals recovering from brain and spinal cord injuries. Communicare is a good fit for our neurorestorative platform of services in the state of Florida within our SRS segment.
I wanted to briefly touch on a few factors that impacted the performance in the third quarter. During the third quarter of fiscal year 2011, we continued to be affected by rate cuts that depressed the quarter-over-quarter performance. The most notable of these rates cuts occurred in the states of Indiana, Oregon, and Wisconsin which alone had the effect of reducing quarter-over-quarter revenue by more than $1 million.
We continued to experience good performance with regard to overtime cost management and our expenses for health insurance of our workforce and workers’ compensation have stabilized. We did face increased expense in the third quarter for PLGL self-insured retentions, but as we have discussed previously, this increase was anticipated.
We have also continued to prune the business by divesting or closing businesses that are either underperforming or not a good strategic fit with our operations moving forward. After closing our program for at-risk youth in the state of New Hampshire during the second quarter, in the third quarter we divested our IDD services in Nebraska and closed one of our Maryland day schools.
At this point, I’ll turn the call over to Denis for more detail on the financial performance.
Denis Holler: Thanks, Bruce. I’ll be referring to certain non-GAAP financial measures such as adjusted EBITDA and free cash flow because I believe such measures are appropriate ways to discuss our financial results. However, please remember they are non-GAAP financial measures and should not be considered an alternative to other GAAP measures such as net income or income from operations.

Moving to the results of the third quarter. As Ned indicated, we generated an adjusted EBITDA of $30.3 million on $271.2 million of revenue. Our adjusted EBITDA margin increased slightly, up 20 basis points from 11% to 11.2% in the third quarter. Our cost savings initiatives and overhead leveraging activities continue to have a positive impact on our quarterly results, despite some continued rate decreases.
Income from operations decreased and our net loss increased by $4 million and $7.6 million, respectively, as a result of several factors. The first is that our interest expense has increased $8.1 million over the prior quarter as a result of our February refinancing. Total debt outstanding increased by approximately $274 million, reflecting the fact that we refinanced and retired our HoldCo notes. Our weighted average interest rate also increased 1% from 8.2% to 9.2% compared to Q3 of last year.
Stock-based compensation expense increased in the quarter by almost $3 million as a result of the issuance of some additional equity units. I’ll elaborate on this point a bit later.
As Bruce mentioned, we recorded a $1.7 million impairment charge related to the closure of an underperforming program. The write-off of the related tangible and intangible assets increased depreciation and amortization expense. Also, as we have mentioned on the last few earnings calls, effective October 1, we have higher self-insured retentions for our professional liability insurance program. This factor increased our expense quarter-over-quarter by $1.7 million.
Just some more details on stock-based comp. As I mentioned a bit ago, we recorded a $3.3 million charge for stock-based compensation expense which represented an increase of approximately $3 million quarter-over-quarter.
In connection with our recent successful refinancing, Vestar accelerated the vesting of all previously unvested units in our earned equity program and provided additional equity upside to the Management team in the form of a new class of units. The majority of these units were also vested upon issuance. We believe that this enhancement to the equity plan will provide the appropriate incentives to the management team for driving growth and profitability going forward.
Now, a word about our covenants. As I mentioned last quarter, the new senior credit agreement has covenants on leverage, interest coverage, and limits on our capital expenditures. The definition of adjusted EBITDA for this credit agreement is unchanged in the new financing from what it was previously and continues to allow add-backs to adjusted EBITDA for the annualization of acquisitions and our new start investments.
Covenant leverage at the end of the quarter was 5.8 times, representing a decrease from 6.3 times at the inception of the offering. Our first measurement date for the net leverage covenant will be next quarter, September 30, 2011, when the consolidated leverage covenant will be 7.25 times, and that is the covenant. The reset of our covenants under our new loan agreement for both leverage and interest coverage results in EBITDA tolerances well in excess of $20 million for both measures.

On March 31, 2011, we entered into an interest rate swap on $400 million of our $530 million term loan. This effectively fixed the rate on 83% of our total debt with current blended costs, as I mentioned earlier, of 9.2%. This swap has been designated a cash flow hedge, and accordingly changes in fair value will be recognized through equity on our balance sheet rather than the income statement. Including the swap, the current annualized debt service under the new capital structure is approximately $73 million annually.
Moving to our cash flow for the quarter, we had a very good performance this quarter with regard to cash flow, generating $19.6 million of free cash flow before acquisitions. And our cash balance increased about $8 million over last quarter. This was in large measure due to favorable working capital management, including historically low days sales outstanding on our accounts receivable of 44 days.
Capital expenditures during the quarter were $5.4 million, and this continued to trend as expected at about 2% of revenue. And finally, we deployed $9.3 million for 2 acquisitions, Inclusive Solutions and Communicare, and we paid $3.4 million related to an earn-out for the Springbrook business which we acquired last year.
With that, I’ll turn it back to Ned.
Ned Murphy: Okay. Thank you, Denis. Justania, at this point, we would ask you to open up the line for questions.
+++ q-and-a
Operator: (Operator Instructions)
Your first question comes from the line of Todd Corsair from UBS. Please proceed.
Todd Corsair: Hello, how are you today?
Ned Murphy: Hey, Todd.
Todd Corsair: Just a couple things. One, regarding the overhead level — just SG&A. I think we’re up about $1.5 million or so sequentially. I know there were a little under $1 million, I think, in each of the last 2 quarters in restructuring charges. Much of it’s severance.
Within what you’re able to say in terms of forward-looking statements with the end game of trying to understand where the overhead level is running at. Is the [36.5] on an adjusted basis more like [35.5] kind of like the run rate at this point? Or is it more like [34.5] as adjusted from the quarter ended March 31. Anything you could say along those lines?
Ned Murphy: Yes, Denis will answer that, Todd.

Todd Corsair: Thank you.
Denis Holler: Yes, I would say, Todd, the fluctuation that you’re seeing in the quarter as you indicated is largely due to severance and also the 123R charge for the new equity plan. So I look at that as being stable going forward with the previous level.
Todd Corsair: Okay. That’s helpful. And then also I think it might be a helpful clarifying point — in terms of the PLGL, would I be right that we’re kind of — as we’re making our way through the quarters of fiscal 2011, you’ve got this incremental expense over the prior year periods. We won’t have a comparable hurdle to that as we move into fiscal 2012 to hop over, so-to-speak. Is that fair also?
Denis Holler: Well, that’s somewhat forward-looking, and I wouldn’t go there. But it is true that we stepped — .
Todd Corsair: Let me ask it a different way — .
Denis Holler: We stepped into this higher retention level which is driving that expense, and that should continue with this level for — in the future. Now, we are actually performing very well with regard to our claims activity, and if that claims activity remains lower, that expense will come down in the future. And we’re certainly very focused on achieving that.
Todd Corsair: Okay. Yes. That’s very helpful. I probably could have asked that in an easier fashion to just address what you just did which is really just that there was sort of a step there that we took in the beginning of fiscal 2011 that wouldn’t ordinarily recur, per se. So that’s just what I was trying to clarify. Okay.
And then a final question with just the — in terms of the SRS business. And I know you were doing — had indicated, I think, last quarter that you had been granted preferred provider — sort of a preferred status or — sort of an expanding pilot with the Veterans Administration. And I think this is more of a calendar 2012 story than a calendar 2011 story. But to the extent there’s anything you can add on that In terms of new business for SRS? That would be helpful.
Ned Murphy: Yes, this is Ned. We were designated a provider under the VA’s pilot program for the provision of supported living services for veterans with brain injury. And we have started receiving referrals under that program at a fairly steady clip. It’s a little difficult to predict what future referrals will look like. We believe there’s a substantial body of people who need that service, and we expect to continue to receive referrals from the VA as the program ramps up.
But I would say from our point of view, it’s working well. We’re intently focused on providing high quality services because as you can imagine, our ability to get future referrals will depend in large part on how well we do. So we’re really focused on quality at this point, but we’re getting a steady flow of referrals since that RFP was awarded.

Todd Corsair: Okay. And one final thing, just because I had a little trouble hearing it when you said it in the prepared remarks. Did you say that on a — the effect of the rate reductions which have been finalized to date, net of, I guess, rate increases or program expansions that have also been finalized to date would be only about 0.5% on an annualized basis?
Ned Murphy: Yes, I did say that. That’s our view now. Obviously, that view could change if the economy and state revenue picture becomes more tumultuous. But on the basis of what we know now, that is our view.
Todd Corsair: Wow. All right. That’s certainly good news. Continued good luck. Thanks very much for taking the comments. Appreciate it.
Ned Murphy: Thank you.
Operator: (Operator Instructions)
The next question comes from the line of Elie Radinsky from BTIG. Please proceed.
Elie Radinsky: Yes, first of all, congratulations on a very nice quarter. Can you tell us what the actual rate reduction, if any, was there from both Minnesota and California, please?
Ned Murphy: Yes. In Minnesota, the rate reduction is 1.5%, effective September 1.
In California, the rate impact — there’s a couple of subdivisions to it. What we know is that the ICF programs, the intermediate care facility programs in California, experienced a 10% rate cut effective June 1. That is a — that’s a relatively small portion of our business in California as compared to the whole.
There is another contingent potential cut in California that was built into the budget there, depending on revenue collections and some other factors that may play out during the course of the year, that was allocated to the department — to the Developmental Disabilities Department level which they have not yet indicated what they’re going to do with. Or even if, in fact, it will be implemented. So there could be more to come, but with respect to what we know today, it was 10% on the ICF programs in California effective June 1.
Bruce Nardella: This is Bruce Nardella. The only clarification on that 10% is although it was scheduled to go into effect on June 1, CMS has yet to approve that. So we’re waiting for a final ruling from CMS to see if that indeed will go into effect.
Ned Murphy: Yes, I should have mentioned that. They need to get approval from the feds for that which they have sought, but they have not received.

Elie Radinsky: Was there any impact from the delay in having a budget at the July 1 period of time for the state of Minnesota? Was there any impact of that on you where everything is now copasetic?
Ned Murphy: No, we continue to be paid. We were deemed an essential service, and we continued to be paid during the government shutdown in Minnesota.
Elie Radinsky: Okay. What was — also, one other state I neglected to mention is Florida. What was the rate change there?
Ned Murphy: The rate change in Florida was 4% on waiver-based programs effective July 1 and a proposed 2% on ICF programs effective October 1.
Elie Radinsky: And even with all of these larger changes, the aggregate is still going to be 0.5% throughout the entire system?
Ned Murphy: That’s our view at the moment unless circumstances change, yes.
Elie Radinsky: And the California change, could that possibly be — I’ve been reading some things about 10% on the rest of that business as well? Or is that only for other Medicaid programs, not the IDD business?
Ned Murphy: I believe what you’re reading about is in the acute care world. That has not been proposed in the — for people with disabilities.
Elie Radinsky: Okay. Fantastic. What is your — now that we have been in somewhat of a difficult environment for a while — you’re still using cash to make acquisitions. What is your acquisition appetite? Clearly, there must be a lot of providers that are having substantial difficulties at this period of time? And yet on the other hand, I’m sure that you want to preserve some cash as well?
Ned Murphy: Yes. We believe that a continued level of acquisition activity is appropriate for the Company. We believe that the pricing is attractive. And the environment that we see now, I think we would continue more or less on the status quo that we’re on.
Obviously, if pricing changes or there is other circumstances, we would continually review that. But at this point, we believe that these relatively small acquisitions that are available to us are accretive to our value in the long run and would intend to continue looking at them.
Elie Radinsky: So we should continue to expect like $25 million to $40 million on an annual basis?
Ned Murphy: Well, I don’t — I’m not sure I’d want to put that kind of number on it. As we have said publicly before, the fiscal 2010 year was a very high acquisition year for us and given our new capital structure, which we want to make sure we’re operating appropriately within, we might expect a lower level than we saw in fiscal 2010. But when I said continuing, I meant continuing in the sense of what you’ve seen the last couple of quarters.

Elie Radinsky: Okay. Excellent. Thank you very much.
Operator: There are no questions at this time.
Ned Murphy: Okay. Well, I’d like to thank everybody for joining the call. We appreciate your continuing interest in the Company. We will next speak to you at the conclusion of our fiscal year when we release the full-year numbers. And we’ll look forward to the fourth quarter and year-end release and conference call at that time. Thank you for participating.
Operator: Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a great day.